Exhibit 99(a) (4) (b)

Contact:  Fred Ryan

telephone: 441-295-8585

17 July 2008

Hamilton, Bermuda

W.P. Stewart Updates Investment Performance

and

Assets under Management

• Reports Cash Position as of 30 June 2008

• Continues Expense Reduction Program

Investment Performance

W.P. Stewart & Co., Ltd. (NYSE:WPL) today provided a performance update for the W.P. Stewart U.S. Equity Composite (the “Composite”). Preliminary indications are that at 17 July 2008 performance in the Composite, year-to-date, was -7.8%, pre-fee, and -8.4%, post-fee, compared to -13.2% for the S&P 500. For the twelve months ended 17 July 2008, preliminary indications are that performance in the Composite was -11.4%, pre-fee, and -12.5%, post-fee, compared to -17.0% for the S&P 500 for the same period, representing an out-performance by the Composite of an estimated 450 basis points, post-fee.

Assets under Management

The Company also announced that, based upon a preliminary estimate, assets under management (AUM) at 30 June 2008 were approximately $2.1 billion, compared with approximately $2.8 billion at 31 March 2008. This decrease reflects declines in the market value of AUM as a result of performance during the second quarter, withdrawals from client accounts and closed accounts.

Cash Position

The Company had cash and marketable securities at 30 June 2008 in excess of $42 million. The Company has no debt.

Expense Rationalization

Over the past few months a significant reduction in operating expenses has been implemented and further expense rationalization will be undertaken during the remainder of 2008. The Company’s objective is to rationalize its expense base in order to return to profitability on a cash basis based on the current level of assets under management.

W.P. Stewart & Co., Ltd.

W.P. Stewart & Co., Ltd. is an asset management company that has provided research-intensive equity management services to clients throughout the world since 1975. The Company is headquartered in Hamilton, Bermuda and has additional operations or affiliates in the United States, Europe and Asia. The Company releases composite portfolio investment returns on a monthly basis. These returns are posted on the Company’s website at www.wpstewart.com, usually within one week of month-end. A complete history of the performance of the Composite is available on the Company’s website.

The Company’s shares are listed for trading on the New York Stock Exchange (NYSE:WPL) and on the Bermuda Stock Exchange (BSX:WPS).

For more information, please visit the Company’s website at www.wpstewart.com, or call W.P. Stewart Investor Relations (Fred M. Ryan) at 1-888-695-4092 (toll-free within the United States) or + 441-295-8585 (outside the United States) or e-mail to IRINFO@wpstewart.com.

#################

Statements made in this release concerning our assumptions, expectations, beliefs, intentions, plans or strategies are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ from those expressed or implied in these statements. Such risks and uncertainties include, without limitation, the adverse effect from a decline or volatility in the securities markets, a general downturn in the economy, the effects of economic, financial or political events, a loss of client accounts, inability of the Company to attract or retain qualified personnel, a challenge to our U.S. tax status, competition from other companies, changes in government policy or regulation, a decline in the Company’s products’ performance, inability of the Company to implement its operating strategy, inability of the Company to manage unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations, industry capacity and trends, changes in demand for the Company’s services, changes in the Company’s business strategy or development plans and contingent liabilities and our ability to complete the recently announced transactions with Arrow Capital.

The forward-looking statements speak only as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. Stockholders and investors should read carefully the Company’s solicitation/recommendation statement on Schedule 14D-9, filed with the SEC on May 28, 2008, as amended, because it contains important information regarding a pending tender offer.  Stockholders and investors can obtain copies of the Schedule 14D-9 without charge from the Securities and Exchange Commission at the Commission’s website at www.sec.gov.  Stockholders are urged to read carefully the Schedule 14D-9 prior to making any decisions with respect to the tender offer.